Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the Effective Date (as defined below), by and between VACCINOGEN, INC. (the “Company”), and Michael G. Hanna, Jr., Ph.D. (the “Executive”).

WHEREAS, prior to the Effective Date, the Executive served as Chief Executive Officer of the Company on the terms and conditions set forth in that certain Employment Agreement dated February 1, 2010, as previously amended by that certain side letter dated December 21, 2010 (the “Current Employment Agreement”);

WHEREAS, the Company entered into that certain agreement dated April 24, 2014, with The Investment Syndicate (“TIS”), as amended from time to time (the “TIS Agreement”), pursuant to which TIS agreed (among other things) to purchase shares of the Company’s common stock for an aggregate purchase price of $80,000,000 on the terms and conditions set forth therein;

WHEREAS, in approving the TIS Agreement, the Board of Directors of the Company (the “Board”), including the Executive (then serving as Chairman of the Board), determined, based on (among other things) the Company’s need for additional working capital, that it is in the best interests of the Company to consummate the transactions set forth in the TIS Agreement on the terms and conditions set forth therein;

WHEREAS, as a condition precedent to TIS’ obligation to consummate the initial closing with respect to TIS’ investment in the Company contemplated in the TIS Agreement (collectively, the “TIS Investment Conditions”), the Executive is required to (i) transition his role with the Company from Chief Executive Officer and Chairman of the Board to “Special Advisor to the Chief Executive Officer” (as described herein), Chairman Emeritus, and member of the Company’s Medical Advisory Committee, and (ii) cooperate with the Company to transfer his knowledge, technical and other know-how, ideas and related “Inventions” (as defined herein) to the Company and the Company’s current and new clinical and technical personnel, in each case, with respect to research and development, and the advancement of the Company’s opportunities, in the promising human antibody field, including, among other things, Oncavert and other vaccines and cancer therapeutic products (collectively, the “Human Antibody Field”);

WHEREAS, in connection with the TIS Agreement, the Executive (then serving as the Company’s Chief Executive Officer) signed the Company’s Form 8-K, filed on April 28, 2014, generally indicating his agreement, in his individual capacity, to satisfy the TIS Investment Conditions;

WHEREAS, in recognition of the foregoing, the Company and the Executive have agreed to amend, restate and supersede the Current Employment Agreement in its entirety in the manner set forth in this Agreement; and

WHEREAS, the Executive recognizes and acknowledges the Company’s legitimate purposes of protecting its Inventions and related intellectual property rights, Confidential Information (as defined herein), assets, business relationships, and goodwill by (i) clarifying that the Company is the owner thereof, (ii) avoiding for limited times competition as described herein, and (iii) avoiding unauthorized use or disclosure of the Company’s Confidential Information at any time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Service as an Employee. The Company hereby employs the Executive, upon the terms and conditions set forth herein, as Special Advisor to the Chief Executive Officer of the Company. In this role, the Executive shall (i) provide advice and guidance to, and as requested by, the Chief Executive Officer and Chief Medical Officer, (ii) assist the Chief Executive Officer and Chief Medical Officer in implementing and managing OncoVAX, Oncavert and other related research and development programs with respect to the Human Antibody Field, (iii) serve as a member of the Company’s Medical Advisory Committee, and (iv) serve as technical representative of the Company at medical conferences and similar events. The Executive agrees to devote the Executive’s full working time and effort to the business and affairs of the Company and its affiliates and to perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with the Executive’s position as may be assigned to the Executive from time to time by the Company and to perform such duties to the best of the Executive’s ability. Notwithstanding the foregoing, (i) the Executive with the prior approval of the Company, may serve as a director on other corporate boards, provided that such activities do not interfere with the performance of the Executive’s duties under this Agreement or create a conflict of interest or appearance of a conflict of interest with the performance of the Executive’s duties under this Agreement; and (ii) the Executive may tend to the Executive’s own investments, and pursue civic activities on a volunteer basis, provided that none of such activities interferes with the performance of the Executive’s duties under this Agreement. The Executive shall report to the Chief Executive Officer of the Company.

(b) Service as Chairman Emeritus and as a Director. The Executive shall serve as Chairman Emeritus of the Company and as a director of the Company, in the latter case until immediately prior to TIS funding $80,000,000 as contemplated in the TIS Agreement, at which time the Executive shall resign from the Board. In his role as Chairman Emeritus, the Executive shall be entitled to attend meetings of the Company’s Board of Directors, on a non-voting basis. The Executive’s service as Chairman Emeritus shall continue during the Term.

2. Initial Term and Additional Term. The term of the Executive’s employment hereunder shall commence on the Effective Date, and, unless terminated earlier pursuant to Section 4 hereof, shall (i) continue for a term of three (3) years (the “Initial Term”), and (ii) thereafter be extended for additional one (1) year periods (each, an “Additional Term”), unless either party, in its discretion, provides written notice of an intention to not renew the Agreement at the end of the Term at least one hundred and twenty (120) days prior to the end of the Term. As used in this Agreement, “Term” shall refer to the Initial Term and any Additional Term.

3. Base Salary, Bonuses, and Benefits.

(a) Base Salary. During the Term, the Company agrees to pay to the Executive an annual base salary of Three Hundred and Fifty Thousand Dollars ($350,000) (the actual amount payable from time to time hereunder is referred to as the “Base Salary”); provided, however, that the Base Salary may from time to time be increased (but not reduced) by the Board of Directors, in its sole discretion. The Base Salary, less all amounts required to be withheld under applicable law, shall be payable in equal periodic installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to executives of the Company, but in no event less frequently than monthly.

(b) Annual Bonus.

(1) For any calendar year during the Term, the Board of Directors may, in its sole discretion, authorize the Company to pay to the Executive a bonus of an amount up to seventy-five percent (75%) of the Executive’s Base Salary for such calendar year (“Annual Bonus”). Any such Annual Bonus (less all amounts required to be withheld under applicable law) shall be paid to the Executive by the March 15th of the calendar year following the calendar year for which it is payable. In order to receive an Annual Bonus, the Executive must remain an active employee of the Company on and until the date the Annual Bonus is paid.

(2) Notwithstanding Section 3(b)(1), if and when the Company becomes subject to the limitation on deductible compensation under Section 162(m) of the Internal Revenue Code, the Company may, in lieu of (or in addition to) paying an Annual Bonus under the terms and conditions set forth in Section 3(b)(1), establish a bonus plan intended to meet the requirements for treatment as “performance-based compensation”, including approval of the bonus by “outside directors”, all as set forth in Section 1.162-27 of the Treasury Regulations (as amended from time to time).

(c) Benefits. During the Term, the Company shall provide the Executive with the following benefits:

(1) The Executive will receive paid leave, medical and other benefits as set forth in the Employee Handbook (as revised from time to time) and as otherwise offered by the Company to its employees during the Term. The Executive agrees that the benefits described in this Section 3(c)(1) will be provided in accordance with the terms of each plan, arrangement or policy, as the case may be, and any issues as to entitlement or payment will be governed by the terms of such documents. The Executive further agrees that the Company may unilaterally, without notice or pay in lieu thereof, revise, change, add, delete, or eliminate these benefits, and that no such change shall be considered a constructive dismissal. The Executive further understands that nothing contained herein shall obligate the Company to adopt any particular benefit plans or programs nor to maintain any such plans or programs.

(2) The Executive shall be entitled to a Pinnacle Care membership (or similar medical concierge membership selected by the Company) covering the Executive and the Executive’s family at the equivalent to the top membership level.

(3) The Executive shall be entitled to reimbursement by the Company for expenses incurred in a calendar year with respect to tax, financial and legal planning services (including tax return preparation), up to a maximum of $20,000 per calendar year during the Term.

(4) The Executive shall be entitled to receive reimbursement from the Company for necessary business expenses reasonably incurred by him in performing his duties hereunder during the Term. The Company acknowledges that extensive travel, including international travel, is an integral part of the Executive's duties, and acknowledges that it is important for the Company's purposes for the Executive to be provided with travel conditions that are safe and comfortable, to enable the Executive to properly perform his duties. To this end, when the Executive is flying on Company business, the Executive shall be entitled to fly business or first class, and shall be provided access to first class airport lounges.

4. Termination.

(a) General. The employment of the Executive hereunder (and the Agreement) shall terminate upon expiration of the Term pursuant to Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.

(b) Termination Upon Death of the Executive. The employment of the Executive hereunder (and the Agreement) shall terminate as of the date of the Executive’s death, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive’s designated beneficiary (or estate or his personal representative, as the case may be, if no beneficiary has been designated) (i) that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of death, and (ii) a lump sum cash payment equal to one (1) times the Base Salary, plus an Annual Bonus equal to seventy-five percent (75%) of the Executive’s Base Salary. Such payment shall be made thirty (30) days following the date of the Executive’s death.

(c) Termination Upon Disability of the Executive.

(1) The employment of the Executive hereunder (and the Agreement) shall terminate as of the date of the Executive’s Disability (as defined below), in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive (i) that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of Disability, and (ii) a lump sum cash payment equal to one (1) times the Base Salary, plus an Annual Bonus equal to seventy-five percent (75%) of the Executive’s Base Salary. Such payment shall be made upon the Executive’s Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code) (a "Separation from Service") due to Disability, subject, however, to the requirement under Section 409A(a)(2)(B)(i) of the Internal Revenue Code to delay payment to a “specified employee”, as set forth in Section 18.

(2) For purposes of the Agreement, “Disability” shall mean that, pursuant to the written determination by two physicians (one selected by the Company and one selected by the Executive), because of a medically determinable disease, condition, injury, or other physical or mental disability, the Executive is unable to substantially perform the duties of the Executive required hereby, and that such disability is determined or reasonably expected to last for a continuous period of one-hundred and eighty (180) days; provided that, in the event such physicians fail to agree on such determination, such determination shall be made by a third physician selected by mutual agreement of the first two physicians. If the Executive refuses or fails to select a physician within fourteen (14) days after a request by the Company, the physician selected by the Company, acting alone, shall make the determination.

(d) Termination By the Company for Cause.

(1) The employment of the Executive hereunder (and the Agreement) shall be terminated, at the option of the Company, for “Cause” (as defined herein), upon written notice to the Executive specifying in reasonable detail the reason therefor, in which event the Company shall have no further obligations or liabilities under the Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive that portion, if any, of the Base Salary and any prior year bonus (under Section 3(b)(1)) that remains unpaid for the period prior to the date of termination.

(2) For purposes of the Agreement, “Cause” shall mean: (i) willful misconduct (including but not limited to misappropriation of a material Company business opportunity, material violation of a confidentiality or non-competition obligation, or abuse of drugs or alcohol that results in the Executive being materially adversely affected in the performance of the Executive’s job duties), or fraud by the Executive; (ii) conviction of (including a plea of guilty or nolo contendere to) a felony which has a material effect on the Company or the Executive's performance; or (iii) the failure to comply with any material obligation imposed upon the Executive pursuant to the Agreement; provided, however, that if such failure under clause (i) or (iii) is susceptible of cure, “Cause” shall be deemed to exist only after the failure has remained uncured for thirty (30) days following receipt by the Executive of written notice from the Company of the failure. Notwithstanding the foregoing, if the Executive disagrees with the good faith determination of the Company that there is no cure after the 30-day cure period, the Executive may request that such determination be submitted to binding arbitration before a single arbitrator in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association (with the each party responsible for its own fees and costs). If the Executive makes such a request for arbitration, the termination of the Executive shall not become effective unless and until it is upheld by a final decision issued through such arbitration process; provided, that the Company shall have the right, in its sole discretion, to relieve the Executive of all or any portion of his duties during such arbitration period pending the arbitration decision so long as the Company continues to pay and provide to the Executive on a timely basis the compensation and benefits that it would otherwise owe to the Executive during such period under this Agreement.

(e) Voluntary Resignation by the Executive. If the Executive voluntarily terminates employment other than for Good Reason during the Term, the Company shall have no further obligations or liabilities under the Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive that portion, if any, of the Base Salary that remains unpaid for the period prior to the date of termination.

(f) Termination by the Company Other than for Cause.

(1) If the Executive incurs an involuntary Separation from Service for reasons other than for Cause (and for reasons other than death or Disability), then subject to the Executive meeting the release requirements described in Section 4(f)(2) below, the Executive shall receive the following payments and benefits (subject to Section 18 below):

(A) Continued payments (on the Company’s regular payroll schedule) for the greater of (i) the remainder of the Term (not including any renewal terms that have not yet begin, even if the notice period for nonrenewal has expired), or (ii) one (1) year (the greater of such two periods, the “Severance Period”). Each such payment shall be equal to one hundred and seventy-five percent (175%) of the Executive’s per-pay period Base Salary amount as of such Separation from Service, and shall be paid as follows:

(i) Payments that would otherwise have been made within the 90-day period following the Executive’s Separation from Service (had they commenced with the first regularly scheduled paydate following the Executive’s Separation from Service) shall be paid in a lump sum on the final regularly scheduled paydate preceding the end of such ninety (90) day period (unless the Company, in its discretion, decides to make such lump sum payment on an earlier date within such 90-day period).

(ii) Payments that are not due to be made until after the 90-day period following the Executive’s Separation from Service (based on the Company’s regular payroll schedule) shall be made when due, based on such regular payroll schedule.

(iii) Notwithstanding the foregoing, payments under this Section 4(f)(1)(A) shall be subject to the six-month delay for “specified employees”, if applicable, as described in more detail in Section 18.

(B) Continued medical and dental benefits as provided by the Company from time to time for its employees, at the Company’s expense, for the period of time equal to the shorter of the Severance Period or the maximum period of COBRA continuation coverage provided under Section 4980B(f) of the Internal Revenue Code (with such coverage to be treated as COBRA coverage).

(2) The Executive complies with the requirements of this Section 4(f)(2), and becomes entitled to the payments and benefits described in Section 4(f)(1), only if the Executive executes a release of claims in favor of the Company in connection with the Executive’s employment in a form to be provided by the Company, and any revocation period with respect to such release expires, by the final regularly scheduled paydate preceding the end of the ninety (90) day period following the Executive's Separation from Service.

(3) If the Executive incurs an involuntary Separation from Service due to the non-renewal of the Agreement by the Company without Cause at the expiration of an Initial Term or an Additional Term, such Separation from Service shall be treated as an involuntary Separation from Service for purposes of this Section 4(f).

(g) Resignation for Good Reason. The Executive may resign the Executive’s employment under this Agreement for Good Reason as set forth below.

(1) “Good Reason” means one or more of the following conditions arising without the consent of the Executive, upon which the Executive resigns and incurs a Separation from Service within six (6) months following the initial existence of the condition:

(i) A reduction in the Executive’s base compensation.

(ii) A diminution in the Executive's authority, duties, or responsibilities, when compared with the authority, duties and responsibilities described in Section 1(a).

(iii) A requirement that the Executive report to a Company officer or employee other than the Chief Executive Officer.

(iv) A change of seventy-five (75) miles or more in the geographic location at which the Executive must perform the services.

(v)  Any other action or inaction that constitutes a material breach by the Company of this Agreement.

(2) When the Executive becomes aware of a condition that constitutes what the Executive regards as Good Reason under Section 4(g)(1)), the Executive shall provide the Company with written notice of the basis for Good Reason with sufficient specificity to enable the Company to attempt to cure the situation. The Company shall then have thirty (30) business days from receipt of the notice to cure the situation. If the Company fails to cure the situation within such cure period, the Executive may resign from employment for Good Reason. In the event that the Company cures the situation(s) that constitutes the basis of the Good Reason as identified in the notice of Good Reason, the Executive may not terminate based on said notice of Good Reason. If the Company asserts that it has cured the situation, but the Executive does not agree with such assertion, the Executive may request that such determination be submitted to binding arbitration before a single arbitrator in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association (with the each party responsible for its own fees and costs). If the Executive makes such a request for arbitration, the Executive may not terminate his employment for Good Reason unless and until the Executive's position (that Good Reason was not cured) is upheld by a final decision issued through such arbitration process. The Executive must provide said notice of Good Reason within ninety (90) days of the initial existence of the condition that constitutes what the Executive regards as Good Reason.

(3) In the event that the Company cures the matter(s) that constitute(s) the basis of the Good Reason as identified in the Notice of Good Reason, the Executive may not resign for Good Reason based on said Notice of Good Reason. A resignation of employment by the Executive after the Good Reason has been cured shall be deemed to be a voluntary resignation without Good Reason under Section 4(e).

(4) Upon a Separation from Service by the Executive for Good Reason, and upon satisfaction of the release requirement described in Section 4(f)(2), the Company shall pay to the Executive the compensation and benefits described in Section 4(f)(1), as though the Executive had incurred an involuntary Separation from Service without Cause.

5. Non-Solicitation, Non-Competition, Confidentiality, and Intellectual Property.

(a) Non-Solicitation and Non-Competition

(1) During the Restriction Period (as defined below), the Executive shall not (without the prior written consent of the Company), in each instance directly or indirectly, conduct or engage in any Competing Business (as defined below). A “Competing Business” shall mean each business conducted or engaged in by the Company at any time during the Restriction Period, including, without limitation, the business of providing or developing autologous tumor cell vaccines.

(2) The “Restriction Period” shall include (i) the Term (and prior thereto, during the Executive’s employment with the Company) and (ii) the three (3) year period following termination or expiration of the Term for any reason.

(3) The term “conduct or engage in a Competing Business” shall include engaging in any of the following activities, directly or indirectly, other than carrying on or engaging in activities expressly permitted under this Agreement:

(A) Conducting or engaging in a Competing Business as a principal, or on the Executive’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, member, stockholder, limited partner or other interest holder in, or for, any individual or entity (each, a “Person”) that is conducting or engaging in a Competing Business (other than the Executive’s ownership of two (2) percent or less of the stock of an entity whose stock is traded on a nationally recognized exchange).

(B) As agent or principal, conducting or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business.

(C) Extending credit for the purpose of establishing or operating a Competing Business.

(D) Lending or allowing the Executive’s name or reputation to be used in a Competing Business.

(E) Otherwise allowing the Executive’s skill, knowledge or experience to be used in a Competing Business.

(4) During the Restriction Period, the Executive shall not, without the prior written consent of the Company or for the Company’s benefit, in each case directly or indirectly, solicit, raid, entice, induce or offer any Person who is then employed by the Company, to leave the Company’s employment or to become employed by any Person in any business, whether or not it is a Competing Business.

(5) During the Restriction Period, the Executive shall not, without the prior written consent of the Company, in each case directly or indirectly, solicit business for a Competing Business from any Person that is then a customer of the Company or that is being solicited by the Company.

(6) During the Restriction Period, the Executive shall not, without the prior written consent of the Company, in each case directly or indirectly, provide, or arrange for or assist in the provision of services by a Competing Business to any Person that is then a customer of the Company or that is being solicited by the Company.

(b) Confidentiality and Non-Disclosure.

(1) Except as permitted or directed by the Company or in connection with the Executive’s employment by the Company or one of its subsidiaries or affiliates, the Executive agrees to keep confidential and not to divulge or use any Confidential Information or Biological Materials (as these terms are defined below) which the Executive has acquired or become acquainted with during the Executive’s employment with the Company or any of its subsidiaries or affiliates, whether developed by the Executive or by others. The Executive agrees to use Confidential Information or Biological Materials only in carrying out the duties and responsibilities related to the Executive’s employment hereunder and, except in connection therewith, the Executive will not at any time disclose Confidential Information or Biological Materials to any Person or use the same for another Person’s benefit, or the benefit of anyone other than the Company. The Executive shall take all reasonable precautions to safeguard Confidential Information and Biological Materials which is entrusted to the Executive.

(2) For purposes of this Agreement, “Confidential Information” shall mean:

(A) Any non-public information of the Company that, (i) due to its character and nature, a reasonable Person employed or engaged by the Company would know was confidential or proprietary, or (ii) that derives independent value from not being generally known to the public.

(B) Non-public information regarding or comprising the Company’s customers and customer lists, suppliers and supplier lists, procurement programs, customer and “net-net” pricing, financial matters, rebates and allowances, business matters, business policies, sales, marketing, processes, techniques, know-how, trade secrets, strategic, tactical or development plans, personnel information, or means of doing business.

(C) Other non-public Company information obtained or developed directly or indirectly by the Executive in the course of the Executive’s employment.

(D) By way of illustration, but not limitation, Confidential Information may include inventions, trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to the Executive by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitations, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company, whether or not in writing and whether or not labeled or identified as confidential or proprietary.

(E) Without limiting the foregoing, “Confidential Information” shall include any information arising from the Company’s research and development activities, including but not limited to information relating to the Human Antibody Field.

(3) As used herein, “Biological Materials” shall include, without limitation, any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

(4) The Executive shall not be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized agency of government; provided that, if available, five days’ notice first be given by the Executive to the Company so a protective order, if appropriate, may be sought.

(5) The Executive acknowledges that the Company’s Confidential Information and Biological Materials constitute a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or use of such Confidential Information or Biological Materials other than for the sole benefit of the Company or any of its subsidiaries or affiliates would be wrongful and would cause irreparable harm to the Company and/or its subsidiaries and affiliates.

(6) The Executive agrees to return to the Company at any time the Executive separates from the Company’s employment, or earlier if so requested by the Company, all Confidential Information and Biological Materials in the Executive’s possession, including any copies made by the Executive, and the relevant documents, diskettes, files, hardware, computers, devices, memories, software and generally all other materials or devices which contain or embody the same.

(7) The terms of this Section 5(b) shall be applicable to the Executive at all times during the Executive’s employment with the Company and shall survive the termination of such employment forever.

(c) Intellectual Property.

(1) The Executive agrees to promptly disclose to the Company in writing on an ongoing basis whether or not upon request any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how and Biological Materials that are conceived, devised, invented, developed or reduced to practice or tangible medium by the Executive, under the Executive’s direction or jointly with others during any period that the Executive was or is employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company, which, directly or indirectly (i) relate to any actual or anticipated business of the Company, (ii) arise out of, result from, or are connected with, the Executive’s employment with the Company, or (iii) use (or are otherwise derived from) any Confidential Information (in each case, hereinafter “Inventions”).

(2) The Executive hereby assigns to the Company all of the Executive’s right, title and interest in and to the Inventions and any and all related patent rights, copyrights, trademarks, and applications and registrations therefore and any other intellectual property rights. During and after the Executive’s employment, the Executive shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions (and any and all such related intellectual property rights) and the Executive shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. In the event the Company is unable for any reason, after reasonable effort, to secure the Executive’s signature on any document needed in connection with the actions specified above, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the provisions above with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive now or may hereafter have for infringement of any intellectual property rights assigned hereunder to the Company. The Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by the Executive and all Inventions created by the Executive during the period of the Executive’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

(3) The Executive acknowledges that all original works of authorship made by the Executive within the scope of the Executive’s employment which are protectible by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be the property of the Company and the Company shall be the sole author within the meaning of the Act. If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, the Executive shall, without further consideration, assign to the Company all of the Executive’s right, title and interest in such copyrightable work and shall cooperate with the Company and its designees, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such work. The Executive hereby waives all claims to moral rights in any Inventions.

(4) The Executive further represents that the attached Schedule A contains a complete list of all inventions made, conceived or first reduced to practice by the Executive, under the Executive’s direction or jointly with others prior to the execution by the Executive of this restated Agreement (“Prior Inventions”) and which are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, the Executive represents that there are no such Prior Inventions.

(5) The Executive hereby represents to the Company that, except as identified on Schedule B, the Executive is not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of the Executive’s duties and obligations to the Company (including the Executive’s duties and obligations under this or any other agreement with the Company) during the Executive’s employment.

(6) The Executive understands that the Company does not desire to acquire from the Executive any trade secrets, know-how or confidential business information that the Executive may have acquired from others. Therefore, the Executive agrees that during the Executive’s employment with the Company, the Executive shall not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other Person with whom the Executive has an agreement or to whom the Executive owes a duty to keep such information in confidence. Those Persons with whom the Executive has such agreements or to whom the Executive owes such a duty are identified on Schedule B.

6. Remedies for Breach of Section 5. The Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 of this Agreement, the Company will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement by the Executive and to enforce the provisions of this Agreement, and the Executive hereby waives any and all defenses the Executive may have on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Executive or the Company may have at law or in equity. If the Company prevails in litigation on a claim that the Executive violated any of the provisions of Section 5, the Executive shall reimburse the Company for its reasonable litigation costs.

7. Interpretation; Severability.

(a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete and other obligations contained in this Agreement, and the Executive (i) recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s and its affiliates’ legitimate business interests, and (ii) acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and necessary in order to protect the Company’s and its affiliates’ legitimate business interests.

(b) It is the intention of the parties hereto that the covenants, provisions, and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope, or character of restrictions, such covenant, provision, or agreement shall not be rendered unenforceable thereby, but rather the duration, geographic scope, or character of restrictions of such covenant, provision, or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision, or agreement reasonable, and such covenant, provision, or agreement shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision, or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions, or agreements contained herein are not enforceable, the remaining covenants, provisions, and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes, civil law, or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

8. Applicable Law; Jurisdiction; Company Policies; Compensation Committee.

(a) The parties shall use their best efforts to resolve amicably any and all disputes relating to this Agreement (“Disputes”). Subject to preemption by federal law, all Disputes arising under this Agreement shall be determined pursuant to the laws of the State of Maryland, regardless of applicable principles of conflicts of laws. The parties irrevocably submit to the exclusive jurisdiction of (1) the courts of the State of Maryland and (2) if federal jurisdiction exists, to the United States District Court of Maryland. THE EXECUTIVE AGREES TO WAIVE HIS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(b) All payments, grants and benefits under this Agreement shall be made in accordance with, and shall be subject to, all applicable Company policies and procedures (including but not limited to the Company’s claw back policy, as amended from time to time), and all applicable laws, including but not limited to securities laws and exchange listing requirements. All references in this Agreement to the Board of Directors shall be deemed to refer to the Compensation Committee thereof with respect to items within the authority of the Compensation Committee.

9. Mitigation and Offset. Notwithstanding anything herein to the contrary, the Executive will not be required to seek other employment if the Executive’s employment terminates under circumstances that entitle the Executive to benefits under Sections 4(f) or 4(g) herein.

10. Notices. All notices and communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and effective when received if (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) sent by other delivery services providing evidence of delivery, to the following:

If to the Executive:

Michael G. Hanna, Jr., Ph.D.

39572 North Cotton Patch Hills Road

Bethany Beach, Delaware 19930

If to the Company:

Vaccinogen, Inc.

5300 Westview Drive, Suite 406

Frederick, Maryland 21703

or to such other address as a party provides (in accordance herewith) to the other party from time to time.

11. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written. No amendment, modification, or waiver of this Agreement shall be binding unless executed in writing by all of the parties hereto, or in the case of a waiver, by the party for whom such benefit was intended. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in writing.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns; provided, however, that the Executive may not assign any of the Executive’s rights or obligations hereunder without the prior written consent of the Company.

13. Representation by Counsel. Each of the parties hereto acknowledges that (i) they have read the Agreement in its entirety and understands all of its terms and conditions, (ii) they have had the opportunity to consult with any individuals of their choice regarding their agreement to the provisions contained herein, including legal counsel of their choice, and any decision not to do so was theirs alone, and (iii) they are entering into the Agreement of their own free will, without coercion from any source. Venable LLP has represented the Company, not the Executive, in connection with this Agreement.

14. Indemnification; Insurance; Assistance with Legal Action.

(a) The Company shall indemnify and hold the Executive harmless, to the maximum extent permitted by law, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by the Executive in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer of the Company, other than a breach by the Executive of any of the Executive’s obligations under this Agreement.

(b) The Executive agrees that the Executive will, upon reasonable notice, furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any litigation, or governmental inquiry or proceeding, in which it or any of its predecessors, successors, subsidiaries, officers, directors, shareholders, agents, affiliates, investors, and attorneys is, or may become, a party or otherwise involved.

15. Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that they or their counsel was the drafter thereof.

16. Survival. The provisions of Sections 5, 6, 7, and 8 through 14, inclusive, shall survive the termination of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

18. Section 409A. The parties intend that the payments and benefits to which the Executive is entitled hereunder shall comply with or meet an exemption from Section 409A of the Internal Revenue Code.  In this regard:

(a) Notwithstanding anything in this Agreement to the contrary, all cash amounts that become payable under this Agreement shall be paid no later than March 15 of the year following the year in which such amounts are earned or become vested, shall qualify for the exception for “separation pay” set forth in Section 1.409A-1(b)(9) of the Treasury Regulations or another exemption under Section 409A of the Internal Revenue Code, or shall comply with Section 409A of the Internal Revenue Code.

(b) Payments subject to Section 409A of the Internal Revenue Code that are due upon termination of employment shall be made only upon “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code, and shall be subject to the 6-month payment delay described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code if Section 409A(a)(2)(B)(i) of the Internal Revenue Code is applicable and the Executive is a “specified employee” as described therein. Payments subject to such 6-month delay shall not be paid until the first payroll date that occurs after the date that is six (6) months following the Executive’s Separation from Service. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s Separation from Service.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Internal Revenue Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(c) Notwithstanding anything herein to the contrary, any taxable reimbursements provided under this Agreement shall be subject to the following requirements: (i) no reimbursement shall affect the expenses eligible for reimbursement in any other calendar year; (ii) the Executive shall submit to the Company such statements and other evidence supporting the expenses to be reimbursed no later than as the Company may reasonably require; provided, however, that the reimbursement deadlines for the Executive shall not be shorter than the deadlines that apply to similarly-situated executives of the Company; (iii) all reimbursements shall be made no later than December 31 of the calendar year following the calendar year in which such related expenses were incurred; and (iv) the right to any reimbursements shall not be subject to liquidation or exchange for another benefit.

(d) In the event that it is determined that the terms of this Agreement do not comply with Section 409A of the Internal Revenue Code, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies (in a manner that preserves the economic value of the payments and benefits to which the Executive may become entitled) so that payments are made within the time period and in a manner permitted by the applicable Treasury Regulations.

(e) If any payment due or made by the Company to the Executive under the terms of this Agreement or otherwise is subject to interest, penalties or additional tax under Section 409A, then the Executive shall be entitled to receive an indemnification payment (“Section 409A Indemnification Payment”) in an amount equal to the sum of (1) the Section 409A interest, penalties and additional tax attributable to any such payment, (2) any federal, state and local income taxes, employment taxes (including FICA) or other taxes payable by the Executive with respect to (A) the payment due under clause (1) above, and (B) the payment due under this clause (2), plus (3) reimbursement for attorneys’ fees actually and reasonably incurred by the Executive in contesting the application of Section 409A, in order to put the Executive in the same position he would have been in if the Section 409A interest, penalties and additional tax did not apply to such payment. That portion of the Section 409A Indemnification Payment provided for in clauses (1) and (2) of this Section 18(d) shall be paid to the Executive not less than ten (10) business days prior to the Executive remitting the related taxes and penalties, and that portion of the Section 409A Indemnification Payment provided for in clause (3) of this Section 18(d) shall be paid to the Executive no later than thirty (30) days after the Executive incurs the attorneys’ fees.

19. Effective Date. This Agreement shall be effective retroactively to the date on which it is executed by the Executive (the “Effective Date”) upon approval of the Agreement by the Compensation Committee of the Company and execution of the Agreement by the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Executive has executed this Agreement, each as of the Effective Date.

WITNESS/ATTEST:	COMPANY:

Vaccinogen, Inc.

	By:	/s/ Andrew L. Tussing (SEAL)
Name:
Title:

	Date:	9/19/14

EXECUTIVE:

/s/ Michael G. Hanna (SEAL)
Michael G. Hanna, Jr.

	Date:	9 July 2014

SCHEDULE A

PRIOR INVENTIONS

See Section 5(c)(4) of the Employment Agreement

The following is a complete list of all Prior Inventions

No Prior Inventions

See below for description of Prior Inventions

Additional Sheets Attached

If the Executive is claiming any Prior Inventions above, the Executive agrees that, if in the course of the Executive’s employment with the Company, the Executive incorporates into a Company product, process or machine, a Prior Invention owned by the Executive or in which the Executive has an interest, the Company shall automatically be granted and shall have a non-exclusive, royalty-free, irrevocable, transferable, perpetual world-wide license to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine.

  SCHEDULE B

PRIOR COMMITMENTS

See Section 5(c)(5) of the Employment Agreement

-21-